October 25, 2006

DNB Financial Corporation
4 Brandywine Avenue
Downingtown, PA 19335

Re:
Registration Statement on Form S-8 - DNB Financial Corporation Incentive Equity and Deferred Compensation Plan (as approved November 24, 2004) - Deferred Compensation Plan for Directors of DNB Financial Corporation (adopted Effective October 1, 2006) - DNB Financial Corporation Deferred Compensation Plan (adopted effective October 1, 2006)

Dear Sirs:

We have acted as counsel for DNB Financial Corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement"), for the purpose of registering under the Securities Act of 1933, as amended, $4,313,631 in deferred compensation obligations (the “Obligations”) representing obligations of the Company to issue in the future up to 205,411 shares of the common stock of the Company, par value $1.00 per share. The Obligations are issuable pursuant to written elections that may hereafter be made by eligible directors and officers of the Company to defer compensation in accordance with the applicable “Plan” or “Plans” referred to below (“Election Agreements”) under one or more of the DNB Financial Corporation Incentive Equity and Deferred Compensation Plan (as approved November 24, 2004), the Deferred Compensation Plan for Directors of DNB Financial Corporation (adopted effective October 1, 2006) and the DNB Financial Corporation Deferred Compensation Plan (adopted effective October 1, 2006) (individually, a “Plan” and collectively, the “Plans”).

In our capacity as counsel, we have been requested to render the opinions set forth in this letter and, in connection therewith, we have reviewed the following documents: (i) the Registration Statement, (ii) the Plans, (iii) evidence of subsistence of the Company provided on the Internet website of the Secretary of the Commonwealth of the Commonwealth of Pennsylvania on October 25, 2006, (iv) the Company's Articles of Incorporation, as amended, certified as true and correct by the Secretary of the Commonwealth of the Commonwealth of Pennsylvania on April 12, 2005, (v) copies of resolutions adopted by the Board of Directors of the Company at meetings held on September 27, 2006 and October 25, 2006, certified as true and correct by the Secretary of the Company, (vi) Bylaws of the Company, as amended, certified as true and correct by the Secretary of the Company, (vii) a Certificate of the Secretary of the Company dated this date, and (viii) such other documents, instruments and records as we deemed necessary or appropriate for purposes of rendering this option.

In rendering this opinion, we have assumed and relied upon, without independent investigation, (i) the authenticity, completeness, truth and due authorization, execution and delivery of all documents

DNB Financial Corporation
Re: S-8 Registration Statement - Deferred Compensation Plans
October 25, 2006

submitted to us as originals, (ii) the genuineness of all signatures on all documents submitted to us as originals, and (iii) the conformity to the originals of all documents submitted to us as certified or photostatic copies.

The laws covered by the opinion expressed herein are limited to (a) the federal statutes, judicial decisions and rules and regulations of the governmental agencies of the United States of America and (b) the Pennsylvania Business Corporation Law.

This opinion letter is given only with respect to laws and regulations presently in effect.
We assume no obligation to advise you of any changes in law or regulation which may hereafter occur, whether the same are retroactively or prospectively applied, or to update or supplement this letter in any fashion to reflect any facts or circumstances which hereafter come to our attention.

Based upon, and subject to, the foregoing, we are of the opinion that the Obligations, when issued in accordance with the applicable Plan or Plans and the respective Election Agreements, will be legally issued, fully paid and non-assessable and will be binding obligations of the Company, subject to the terms and conditions of the applicable Plans and accompanying trust agreement and applicable laws and regulations.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.

Furthermore, we hereby consent to the filing of this opinion letter as an exhibit to any applications for registration, qualification, or exemption, as the case may be, filed by, or on behalf of, the Company under the securities laws of the several states and other jurisdictions of the United States relating to the offering described in the Registration Statement.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP,
a limited liability partnership

/s/ David F. Scranton
By:	_________________________________
David F. Scranton
A Partner